Exhibit 5.26

EXHIBIT A-1

FORM OF TRIGGER STOCKHOLDERS AGREEMENT

STOCKHOLDERS’ AGREEMENT

OF

INFRASTRUCTURE & ENERGY ALTERNATIVES, INC.

Dated as of August [●], 2021

TABLE OF CONTENTS

Page

Article I GOVERNANCE MATTERS	1

1.1	Board Composition; Representation.	1

1.2	Vacancies.	4

1.3	Selection of Ares Representatives	4

1.4	Compensation; Expense Reimbursement; Indemnification	4

1.5	Election	5

Article II RESTRICTED ACTIVITIES; PREEMPTIVE RIGHTS; VOTING; BOOKS AND RECORDS	5

2.1	Transfer Restrictions.	5

2.2	Restricted Activities.	7

2.3	Voting	10

2.4	Books and Records	11

Article III DEFINITIONS	11

3.1	Defined Terms	11

3.2	Terms Generally	17

Article IV MISCELLANEOUS	18

4.1	Term	18

4.2	Representations and Warranties	18

4.3	Legends; Securities Act Compliance.	18

4.4	No Inconsistent Agreements	19

4.5	Amendments, Waivers, Consents; etc.	19

4.6	Successors and Assigns	19

4.7	Severability	20

4.8	Counterparts	20

4.9	Entire Agreement	20

4.10	Governing Law; Jurisdiction	20

4.11	WAIVER OF JURY TRIAL	21

4.12	Specific Performance	21

4.13	No Third-Party Beneficiaries	21

4.14	Several Obligations	21

4.15	Notices	21

Exhibit A	Initial Company Directors
Exhibit B	Company Competitors
Schedule I	Ares Parties

i

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement, dated as of August [●], 2021 (as it may be amended from time to time, this “Agreement”), is made by and among Infrastructure & Energy Alternatives, Inc., a Delaware corporation (the “Company”) and each of the Persons named on Schedule I (collectively, “Ares” or the “Ares Parties”, and each an “Ares Party”).

R E C I T A L S

WHEREAS, the Company and the Ares Parties have entered into a Transaction Agreement, dated as of July 28, 2021, which contemplates, among other things, (i) the exercise and conversion of certain securities of the Company into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and (ii) the potential purchase by the Ares Parties shares of Common Stock and prepaid warrants in a public offering made pursuant to an effective registration statement on Form S-3 prior to the date hereof (such warrants, the “Warrants” and such offering, the “Public Offering”); and

WHEREAS, as a condition to the consummation of the transactions contemplated by the Transaction Agreement and the issuance of such shares of Common Stock and Warrants to the Ares Parties in the Public Offering, the Company and the Ares Parties have agreed to enter into this Agreement; and

WHEREAS, each of the parties hereto wishes to set forth in this Agreement certain terms and conditions regarding the Ares Parties’ ownership of the shares of Common Stock and Warrants issuable or issued to the Ares Parties in accordance with the Transaction Agreement and the Public Offering (such shares of Common Stock, the “Shares”) and certain rights and obligations related thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

Article I
GOVERNANCE MATTERS

1.1          Board Composition; Representation.

(a)          As of the Closing, the Company shall take any and all necessary action to increase the number of directors on the Board of Directors of the Company (the “Board”) from nine (9) to ten (10), and to cause the Board to be comprised of a total of ten (10) authorized directorships; provided that if the Ares Parties do not designate a second Ares Representative at Closing then the Company shall defer such increase until such time as the Ares Parties notify the Company that the Ares Parties have determined to designate a second Ares Representative. As of the Closing (or at such later time as determined by the Ares Parties if the Ares Parties do not designate a second Ares Representative at Closing), the Company will cause to be appointed to the Board in the vacancy created the one additional Ares Representative listed on Exhibit A hereto to the Class set forth on Exhibit A, with the result that, as of the Closing (or at such time thereafter as the Ares Parties notify the Company that the Ares Parties have determined to designate a second Ares Representative), the Board shall be comprised of: (i) the Ares Representative(s) listed in Exhibit A hereto; and (ii) the eight (8) other directors to be continued on the Board, in each case as listed in Exhibit A. The Ares Parties agree that prior to the redemption of all of the Series B Preferred Stock in accordance with the Transaction Agreement, the Ares Parties hereby waive their separate rights to appoint as the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock for so long as the Company is in compliance with the terms of this Agreement. Unless otherwise prohibited under applicable Law, the Ares Representatives shall be classified as either a Class I director or a Class III director as set forth on Exhibit A. The Company shall take any and all necessary action to reduce the number of directors on the Board to nine (9) and to cause the Board to be comprised of a total of nine (9) directorships (in each case, including (or assuming) both of the Ares Representatives are members of the Board) as of immediately following the first Election Meeting occurring after the Closing.

(b)          From and after the date of the Closing, the manner for selecting the Company’s nominees for election to the Board will be as follows:

(i)              In connection with each annual or special meeting of stockholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”), Ares shall have the right to designate for nomination a number of Ares Representatives as follows: (A) for so long as the Ares Percentage Interest is greater than or equal to twenty percent (20%), two (2) Ares Representatives; (B) for so long as the Ares Percentage Interest is less than twenty percent (20%) but greater than or equal to ten percent (10%), one (1) Ares Representative; and (C) at any time the Ares Percentage Interest is less than ten percent (10%), none, in each case, pursuant to this Agreement.

(ii)             Ares shall give written notice to the Governance Committee (as defined below) identifying each such Ares Representative within a reasonable amount of time prior to date on which the proxy is to be filed (and in any event at least 60 days prior to the later of (i) a date provided by the Company as the expected date on which a proxy statement is expected to be filed and (ii) the first anniversary of the mailing date of the proxy statement for the annual meeting of the Company’s stockholders for the prior year) in connection with the applicable Election Meeting; provided, that if Ares fails to give such notice in a timely manner, Ares shall be deemed to have nominated the incumbent Ares Representative or Ares Representatives, as applicable, in a timely manner. Following provision of such notice, Ares shall use its commercially reasonable efforts to provide, or cause such individual(s) to provide, to the Company such information about such individuals at such times as the Company may reasonably request in order to ensure compliance with the listing rules of Nasdaq and the rules and regulations of the SEC to the same extent as requested from the other director nominees of the Company in connection with the applicable Election Meeting (the “Required Information”); provided, that if Ares fails to provide or cause to be provided the Required Information in a timely manner, Ares shall be deemed to have nominated the incumbent Ares Representative or Ares Representatives, as applicable, in a timely manner; provided, further, that if the number of incumbent Ares Representatives is less than the number of Ares Representatives that Ares is entitled to designate pursuant to Section 1.1(b)(i), the Company shall notify Ares and use its reasonable best efforts to nominate one or more alternative Ares Representative(s) designated by Ares at such Election Meeting. If the Company reasonably determines that the nomination or election of an individual identified by Ares to the Board would violate the listing rules of Nasdaq or the rules and regulations of the SEC, it shall promptly notify Ares and Ares may identify a replacement for such individual. Any nomination procedures set forth in the Company Organizational Documents shall not apply to the nomination of the Ares Director; provided, that the Ares Parties shall only designate an individual to be an Ares Director who is not prohibited from or disqualified from serving as a director of the Company pursuant to the listing rules of Nasdaq or the rules and regulations of the SEC.

(iii)            In the event that the Board increases or decreases the size of the Board in accordance with the Company’s certificate of incorporation, the number of Ares Representatives applicable under Section 1.1(b) shall be increased or decreased based on (A) the percentage of the number of Ares Representatives as applicable under Section 1.1(b)(i) divided by nine, multiplied by (B) the total number of directors on the Board, rounding up to the nearest whole number; provided, that (i) at any time Ares has the right to designate at least one (1) Ares Representative to the Board pursuant to Section 1.1(b)(i), the Board shall not increase the size of the Board above (x) prior to the next Election Meeting, ten (10), or (y) from and after the next Election Meeting, nine (9), without the prior written consent of Ares and (ii) at any time Ares has the right to designate two (2) Ares Representatives to the Board pursuant to Section 1.1(b)(i), the Board shall not decrease the size of the Board below nine (9) without the prior written consent of Ares.

(c)          From and after the date of the Closing until the Board Designation Expiration Date, the Company shall take all actions necessary (to the extent such actions are permitted by Law) to cause the Board to include the Ares Representative(s) entitled to be designated by Ares pursuant to Section 1.1(b) and otherwise to reflect the Board composition contemplated by Section 1.1, including the following: (i) at each Election Meeting, include for election to the Board the Ares Representative(s) entitled to be designated by Ares pursuant to Section 1.1(b) as part of the Company’s slate of nominees for election as directors, (ii) to solicit proxies in order to obtain stockholder approval of the election of the Ares Representative(s), including causing officers of the Company who hold proxies (unless otherwise directed by the Company stockholder submitting such proxy) to vote such proxies in favor of the election of such Ares Representative(s), (iii) to cause the Ares Representative(s) to be elected to the Board, including recommending that the Company’s stockholders vote in favor of the Ares Representative(s) in any proxy statement used by the Company to solicit the vote of its stockholders in connection with each Election Meeting and (iv) to use and/or provide the same level of effort and same level of support as is used and/or provided for the other director nominees of the Company in connection with each Election Meeting.

(d)          If at any time the number of Ares Representatives serving on the Board exceeds the number of Ares Representatives provided under this Section 1.1, then if requested by the Board, Ares shall use commercially reasonable efforts to cause such Ares Representative to offer to resign from the Board within 90 days, and if such offer of resignation is not given within such period, the Board shall be entitled, subject to applicable Law, to remove such director such that, following such resignation(s) or removal(s), the number of Ares Representatives serving on the Board does not exceed such allowed number following such period.

1.2          Vacancies.

(a)          Subject to Sections 1.1 and 1.4, if at any time the number of Ares Representatives serving on the Board is less than the total number of Ares Representatives that Ares is entitled to designate pursuant to Section 1.1(b), whether due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of a Ares Representative or otherwise, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement designated by Ares as promptly as practicable. In furtherance thereof, the Board shall use its reasonable best efforts, if requested by Ares, to fill such vacancy with an individual designated by Ares prior to the time the Board next takes action on any other matter.

(b)          In the event of any vacancy on the Board occurring due to the death, resignation, retirement, disqualification or removal from office as a member of the Board of any director of the Company other than the Ares Representatives, the Board shall take all action (to the extent permitted by Law) required to fill the vacancy resulting therefrom with such replacement selected by the Company as promptly as practicable.

1.3          Selection of Ares Representatives. For purposes of this Agreement, “Ares Representative” means any person designated by Ares to be elected or appointed to the Board in accordance with this Agreement, or his or her replacement designated in accordance with Section 1.2, provided, that such person’s service as a director must not be prohibited by Law. The parties hereto agree that the persons listed on Exhibit A to this Agreement are qualified for service pursuant to the foregoing sentence. Until the Board Designation Expiration Date, the Company shall cause each committee of the Board to include one Ares Representative (as determined by Ares, if Ares is entitled to designate more than one Ares Representative), subject in each case to meeting the applicable requirements for service on such committee as set forth in the listing rules of Nasdaq, the rules and regulations of the SEC, the Company’s historical corporate governance guidelines applicable to all of the members of such committee and such committee’s charter.

1.4          Compensation; Expense Reimbursement; Indemnification. Each Ares Representative shall be entitled to the same expense reimbursement and advancement, exculpation, indemnification and insurance in connection with his or her role as a director as the other members of the Board (which shall be primary over any other indemnification or insurance available to such Ares Representative), as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Ares Representative is a member, if any, in each case to the same extent as the other members of the Board. Each Ares Representative shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. For so long as Ares is entitled to designate at least one (1) Ares Representative, the Company shall not amend, alter, repeal or waive (a) any right to indemnification or exculpation covering or benefiting any Ares Director nominated pursuant to this Agreement (whether such right is contained in the Company Organizational Documents or another document) or (b) any provision of the Company Organizational Documents, if such amendment, alteration, repeal or waiver adversely affects the rights or obligations of the Ares Parties or the Ares Representative pursuant to this Agreement. The Company shall maintain directors’ and officers’ liability insurance covering each Ares Representative to the maximum extent of the coverage available to the most favorably insured of the other directors serving on the Board, and the Company shall continue to maintain such directors’ and officers’ liability insurance coverage with respect to each Ares Representative’s service on the Board for a period of at least six (6) years after each such Ares Representative’s service on the Board has concluded.

1.5          Election. Ares may elect upon written notice to the Company to irrevocably terminate any or all of their rights under this Article 1 at any time.

Article II
RESTRICTED ACTIVITIES; PREEMPTIVE RIGHTS; VOTING; BOOKS AND RECORDS

2.1          Transfer Restrictions.

(a)          Prior to the date that is 12 months after the Closing (such period, the “Restricted Period”), without the consent of the Company, no Ares Party shall Transfer any shares of Common Stock or Warrants acquired by the Ares Parties in the Public Offering, or shares of Common Stock issued or issuable upon exercise of any such Warrants (such shares and Warrants, including shares of Common Stock issued or issuable upon exercise of any such Warrants, the “Public Offering Shares”), except for Transfers (A) in connection with any merger or other consolidation or reorganization, tender or exchange offer, or any other similar transaction generally available to all holders of outstanding Common Stock or any transaction that has received Board Approval, (B) in connection with any offering pursuant to which the Ares Party exercises its “piggyback” registration right pursuant to the Registration Rights Agreement, (C) to an Affiliate of the Transferring Ares Party (provided that such Affiliate remains an Affiliate of the Transferring Ares Party throughout the Restricted Period) or to a Permitted Transferee, (D) by means of distributions to the partners, employees or members of a Ares Party or its Affiliates, (E) (x) as a bona fide gift or gifts or (y) to any trust for the direct or indirect benefit of the Transferring Ares Party or the immediate family thereof (which shall be any relationship by blood, marriage or adoption, not more remote than first cousin of the Transferee), (F) to any other Ares Party, (G) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, (H) pursuant to an order or decree of a Governmental Authority, (I) with the consent of the Company or (J) to a nominee or custodian of a Person to whom a Transfer is permitted pursuant to any of the foregoing clauses; provided, however, that in the case of clauses (C), (D) and (E), (x) a direct Transfer shall only be permissible if the applicable Ares Parties and the Transferee enter into a written agreement pursuant to which the Transferee agrees, effective as of the consummation of such transfer, to be bound by the terms of this Agreement as it if were a Ares Party (it being understand that such agreement shall not affect the Ares Parties’ obligations and liabilities under this Agreement), (y) any such Transfer shall not involve a disposition for value and (z) any Public Offering Shares so Transferred shall continue to be deemed to be owned by the Ares Parties for purposes of any calculation of the Ares Percentage Ownership.

(b)         Until the Sunset Date, without Board Approval and except for Transfers in connection with a transaction that has received Board Approval, no Ares Party shall (x) Transfer any shares of Common Stock to any Person or Group who, to the Transferring Ares Party’s knowledge, is a Company Competitor or (y) Transfer any shares of Common Stock to any Person or Group (other than the Ares Parties and their Permitted Transferees) who, after giving effect to such Transfer and to the Transferring Ares Party’s knowledge, would own 20% or more of the issued and outstanding shares of Common Stock. Notwithstanding anything in this Agreement to the contrary, this paragraph (b) shall not apply to any Transfer effected under a Registration Statement filed pursuant to the Transaction Agreement or the Registration Rights Agreement (other than a registered direct offering not involving a broker, placement agent or similar intermediary and that is intended to circumvent the foregoing prohibitions), any Transfer in accordance with Rule 144 under the Securities Act, or any Transfer to the Company or any Permitted Transferee. For the purposes of determining “knowledge”, (i) in the case of clause (x), the Transferring Ares Party shall have no obligation to make an inquiry or investigation and in no event shall the knowledge of any broker used by the Transferring Ares Party be imputed to such party, and (ii) in the case of clause (y), the Transferring Member shall have no obligation to make an inquiry or investigation and shall only be required to reviewing filings made by the prospective purchaser on the SEC’s EDGAR system in order to determine whether or not such purchaser owns 20% or more of the outstanding shares of Common Stock.

(c)          The Company represents and warrants to the Ares Parties that the Board has heretofore taken all necessary action to approve, and has approved, for purposes of (i) Article IX of the Certificate of Incorporation (as amended through the date hereof) (including any successor provision in the Certificate of Incorporation, the “Anti-Takeover Charter Provision”) that each Ares Party, together with its affiliates and associates, does not constitute an “interested stockholder” within the meaning of the Anti-Takeover Charter Provision and (ii) Section 203 of the DGCL (including any successor statute thereto “Section 203”) each Ares Party becoming, together with its affiliates and associates, an “interested stockholder” within the meaning of the Anti-Takeover Charter Provision and Section 203 by virtue of the execution, delivery and performance of Transaction Agreement and the participation of the Ares Parties in the 2021 Equity Offering (including, without limitation, the acquisition of Shares, Warrants and any shares of Common Stock issuable upon exercise of any Warrants), such that, as of the date hereof and from and after the Closing, neither the Anti-Takeover Charter Provision nor Section 203 will be applicable to any Ares Party or any “business combination” within the meaning of the Anti-Takeover Charter Provision or Section 203 that may take place between any Ares Party and/or its affiliates and associates, on the one hand, and the Company, on the other, including as a result of the transactions contemplated by the Transaction Agreement and the participation of the Ares Parties in the 2021 Equity Offering (including, without limitation, the acquisition of Shares, Warrants and any shares of Common Stock issuable upon exercise of any Warrants). At all times from and after the Closing, the Company shall grant such approvals and take all other actions as are necessary to exempt from the Anti-Takeover Charter Provision and Section 203: (i) any transaction in which the Ares Parties and/or its affiliates and associates have acquired or will acquire any Capital Stock of the Company or its Subsidiaries; and (ii) any Transfer of Capital Stock of the Company or its Subsidiaries to an Ares Direct Transferee or Ares Indirect Transferee. The Parties acknowledge that the Ares Parties were exempt from the definition of “interested stockholder” within the meaning of the Anti-Takeover Charter Provision prior to entry into this Agreement and will continue to be exempt from such definition following entry into this Agreement.

2.2          Restricted Activities.

(a)          Subject to Section 2.2(b), prior to the Sunset Date, each Ares Party agrees that it shall not and none of its respective Controlled Affiliates acting on its behalf shall, directly or indirectly, without the Board’s prior written consent, take any of the following actions:

(i)              make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media) any of the following: (1) any acquisition of Voting Securities in violation of Section 2.2(a)(iv), (2) any restructuring, recapitalization, liquidation or similar transaction involving the Company or any of its Subsidiaries, (3) so long as the Company is in compliance with its obligations under Article I of this Agreement, the election of the directors of the Company other than the Ares Representatives or the removal of any directors of the Company other than the Ares Representatives, or publicly becoming a “participant” in a “solicitation” (as such terms are defined in Regulation 14A of the Exchange Act) with respect to the election of directors of the Company other than the Ares Representatives or the removal of any directors of the Company other than the Ares Representatives, or (4) any acquisition of any of the Company’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company’s loans, debt securities or assets if, in each case of this clause (4), solely as a result of such acquisition (and, for the avoidance of doubt, excluding the effects of any other circumstances relating to such acquisition) the Ares Parties would be required to file a Schedule 13D or an amendment thereof pursuant to Rule 13d-2 of the Exchange Act because such acquisition constitutes a material increase in the percentage of a class of Voting Securities Beneficially Owned by an Ares Party or their Reporting Affiliates reporting together as a Group on Schedule 13D that is required to be reported on the cover page of Schedule 13D; provided, however, that nothing in this Section 2.2(a)(i) shall prohibit Ares from privately communicating any such statement or proposal to the directors or Chief Executive Officer of the Company so long as such private communications do not, and would not reasonably be expected to, trigger public disclosure obligations of or for any Person (including, without limitation, the filing of a Schedule 13D or Schedule 13G or any amendment thereof), it being acknowledged and agreed that such private communications regarding any of the foregoing matters shall not in any event be restricted by this Section 2.2(a)(i);

(ii)             publicly seek a change in the composition or size of the Company Board, except in furtherance of the provisions of this Agreement;

(iii)            deposit any Voting Security (other than in connection with Transfers to Affiliates) into a voting trust or subject any Voting Security to any proxy arrangement or agreement with respect to the voting of such securities or other agreement having a similar effect, in any such case, which conflicts with Ares’ obligations in Section 2.3;

(iv)            acquire any Voting Security or Beneficial Ownership of any Voting Securities that would result in the Ares Parties and their Reporting Affiliates Beneficially Owning Voting Securities (as reported together on Schedule 13D) in excess of the amount of Voting Securities Beneficially Owned by the Ares Parties and their Reporting Affiliates (as reported together on Schedule 13D) as of immediately following the Closing (assuming for such purpose that clearance under the HSR Act with respect to any Subject Prepaid Warrants held by the Ares Party was obtained as of the Closing, such that any restriction on exercise relating to such clearance pursuant to Section 11 of the Prepaid Warrant Certificate was not applicable as of the Closing);

(v)             call for, or initiate, propose or requisition a call for, any general or special meeting of the Company’s stockholders in furtherance of the actions described in Section 2.2(a)(i);

(vi)            publicly disclose any intention, plan or arrangement to either (1) obtain any waiver or consent under, or any amendment of, any provision of this Section 2.2 or (2) take any action challenging the validity or enforceability of any provision of this Section 2.2; or

(vii)           intentionally and knowingly instigate, facilitate, encourage, or assist any third party to do any of the foregoing.

(b)          Notwithstanding anything to the contrary set forth in this Section 2.2, nothing in this Agreement shall in any way limit, restrict or impair, directly or indirectly, (1) the activities of any director of the Company, so long as such activities are undertaken solely in his or her capacity as a director of the Company, (2) the activities of any Ares Party and/or its Affiliates in the capacity as a lender of the Company or the holder of any interests received in exchange for or in respect of indebtedness of the Company (including exercising, protecting, preserving or enforcing any rights, interests or remedies and/or taking any other actions, in each case in such capacity) or in any other capacity other than as a stockholder of the Company, or (3) any Ares Party’s or any of its Affiliates’ ability to:

(i)              acquire Common Stock pursuant to the exercise and/or conversion of any Warrants or other warrants, options and other exercisable and/or convertible Capital Stock of the Company and its Subsidiaries;

(ii)             acquire Common Stock by way of stock splits or stock dividends paid by the Company;

(iii)            acquire Common Stock from its Affiliates;

(iv)           acquire Common Stock or any Warrants or other warrants, options and other exercisable and/or convertible Capital Stock of the Company and its Subsidiaries if such acquisition would not result in (A) the Ares Adjusted Percentage Interest exceeding the Ares Ownership Threshold or (B) the Beneficial Ownership by the Ares Parties of Voting Securities with ordinary voting power in the election of directors in excess of the ordinary voting power in the election of directors represented by the Voting Securities that were Beneficially Owned by the Ares Parties as of immediately following the Closing (assuming for such purpose that clearance under the HSR Act with respect to any Subject Prepaid Warrants held by the Ares Party was obtained as of the Closing, such that any restriction on exercise relating to such clearance pursuant to Section 11 of the Prepaid Warrant Certificate was not applicable as of the Closing);

(v)            acquire Common Stock in transactions with or approved by the Company;

(vi)           acquire Common Stock or take any other actions in connection with lending to the Company;

(vii)          propose, commit to, participate in and/or make a loan or other debt financing to the Company or any of its subsidiaries;

(viii)         propose, commit to, participate in and/or provide debt financing to a prospective buyer regarding the Company or any of its subsidiaries or assets in a negotiated transaction with the Company (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding), or finance a third party’s effort to make a loan or other debt financing to the Company or any of its subsidiaries in a negotiated transaction (excluding any unsolicited offer made to the Company, other than in the context of a bankruptcy or insolvency proceeding) with the Company or any of its Subsidiaries;

(ix)            participate in any auction or sale process approved, conducted or initiated by the Company pursuant to which the Company proposes to sell or otherwise dispose of any of the businesses or assets of the Company or any of its Subsidiaries;

(x)             submit a proposal to the Board relating to the acquisition of all or a majority of the equity of the Company or all or a substantial portion of the assets of the Company and its Subsidiaries if the Company has entered into a definitive agreement with respect to the sale of all or a majority of the equity of the Company (including by merger) or all or a substantial portion of the assets of the Company and its Subsidiaries;

(xi)            purchase debt, debt securities or loans of the Company or its subsidiaries in open market or secondary market transactions that, in each case, are not convertible into Voting Securities at the election of the holder thereof;

(xii)           make any public announcement or statement in response to any public announcement, proposal, offer or solicitation made by any other Person;

(xiii)          vote or cause to be voted any Voting Securities in any manner determined by such Ares Party in its sole discretion; provided that this Section 2.2(b)(xiii) shall not be deemed to limit the Ares Parties’ obligations under Section 2.3; or

(xiv)          Transferring any Capital Stock of the Company or its Subsidiaries; provided that this Section 2.2(b)(xiv) shall not be deemed to limit the Ares Parties’ obligations under Section 2.1.

(c)           Each Ares Party further agrees that neither it, nor any of its Controlled Affiliates acting on its behalf shall, without the prior written consent of the Company, publicly request the Company to amend or waive any provision of this Section 2.2 (including this sentence) or do so in a manner that would require the Company to publicly disclose such request.

(d)           Notwithstanding the foregoing, this Section 2.2 shall not apply in respect of any Common Stock (or other Capital Stock) that is issued as compensation for any Ares Representative serving as a director of the Company or the transfer thereof to any Affiliate of Ares.

For purposes of this Section 2.2, (x) the term “Voting Securities” shall be deemed to include any security of the company that is convertible into a Voting Security at any time and (y) the terms “debt” and “indebtedness” shall be deemed to include, institutional debt (bank or otherwise), commercial paper, notes, debentures, bonds, other evidences of indebtedness, and debt securities. Notwithstanding the foregoing, this Section 2.2 shall not limit any Ares Party or any of its Affiliates from providing any debt or equity financing in the context of any bankruptcy or insolvency proceeding.

2.3           Voting. From and after the date of this Agreement, until the Sunset Date, each Ares Party agrees (i) to cause Voting Securities held by such Ares Party or over which such Ares Party or any of its Subsidiaries otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy, (ii) to vote all Voting Securities held by such Ares Party or any of its Subsidiaries or over which such Ares Party or any of its Subsidiaries otherwise has voting discretion or control (A) either (at the election of such Ares Party) (1) as recommended by the Board or (2) in the same proportion as the votes cast by other holders of Voting Securities, (x) with respect to director nominees nominated by the Company’s Board or Nominating and Corporate Governance Committee (the “Governance Committee”) (including any directors nominated to the Board pursuant to Section 1.2, but excluding the Ares Representatives nominated to the Board pursuant to Section 1.1), and (y) with respect to any other nominees (excluding the Ares Representatives nominated to the Board pursuant to Section 1.1), and (B) in favor of the Ares Representatives nominated to the Board pursuant to Section 1.1, and (iii) to not vote any Voting Securities held by such Ares Party in favor of any Change of Control Transaction submitted to the Company’s stockholders for approval or adoption that is not recommended by the Board and pursuant to which the per-share consideration to be received by Ares in respect of their shares of Common Stock in such Change of Control Transaction is different in amount or form from the per-share consideration to be received by holders of Common Stock other than Ares in respect of their shares of Common Stock in such Change of Control Transaction (except to the extent that such consideration consists solely of cash and the per-share cash consideration to be received by Ares is less than the per-share cash consideration to be received by such other holders), disregarding any right to select cash and/or securities as consideration in such Change of Control Transaction that is offered generally to holders of Common Stock in such Change of Control Transaction, unless such Change of Control Transaction is approved by the Board. For the avoidance of doubt, nothing in this Section 2.3 shall (i) require Ares to vote any Voting Securities or cause any such Voting Securities to be voted in accordance with the Board’s recommendation or in proportion to the votes cast by other holders of Voting Securities with respect to any other matter requiring stockholder approval under Law that is not expressly addressed above or (ii) limit Ares’ right to vote any Voting Securities or cause any such Voting Securities to be voted in favor of the election of any Ares Representative, whether or not nominated to the Board.

2.4          Books and Records. From and after the Closing, for so long as the Ares Parties have the right to designate a director to the Board pursuant to Article 1, the Company shall, and shall cause its Subsidiaries to, afford to the Ares Parties and their Representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish the Ares Parties and their Representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as the Ares Parties’ and/or their Representatives may reasonably request; provided that such access shall only be upon reasonable advance notice and all reasonable, out-of-pocket expenses incurred by the Company and its Subsidiaries to accommodate such investigation shall be at the Ares Parties’ sole cost and expense; and provided, further, that such Ares Parties shall agree to retain all such information as confidential information, and, upon request, shall enter into a confidentiality agreement on customary terms reasonably acceptable to the Company.

Article III
DEFINITIONS

3.1          Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“2021 Equity Offering” has the meaning set forth in the Transaction Agreement.

“Action” means, any claim, action, suit, arbitration, litigation or proceeding.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided, however, that (i) none of the Ares Parties or any of their respective Affiliates or Affiliated Funds shall be deemed to be an Affiliate of the Company or any of its direct and indirect Subsidiaries for purposes of this Agreement and (ii) no “portfolio company” (as such term is customarily used in the private equity industry) of any Affiliated Fund of an Ares Party shall be deemed to be an Affiliate of such Ares Party unless such “portfolio company” is a Controlled Affiliate. “Affiliated” has a correlative meaning.

“Affiliated Fund” means, in relation to each Ares Party, any investment fund, vehicle or account the primary investment advisor to or manager of which is such Ares Party or an Affiliate thereof.

“Agreement” has the meaning set forth in the preamble.

“Anti-Takeover Charter Provision” has the meaning set forth in Section 2.1(c).

“Ares” has the meaning set forth in the preamble.

“Ares Additional Securities” means any Voting Securities issuable to the Ares Parties upon the exercise and/or conversion of any Warrants or other warrants, options and/or other exercisable and/or convertible Capital Stock of the company and its Subsidiaries then-held by the Ares Parties (the Beneficial Ownership of which, for the avoidance of doubt, shall be determined without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d) of the Exchange Act).

“Ares Adjusted Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are then-Beneficially Owned by Ares and their respective Reporting Affiliates (plus, without duplication, any Ares Additional Securities), divided by (ii) the number of issued and outstanding Voting Securities, calculated on an Adjusted Outstanding Basis (as defined in the Transaction Agreement).

“Ares Direct Transferee” means any Person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from Ares or any of its respective affiliates or successors, of which such Persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Company.

“Ares Indirect Transferee” means any Person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Ares Direct Transferee or any other Ares Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Company.

“Ares Ownership Threshold” means the greater of (i) the “Stockholders Agreement Trigger Amount” (as defined in the Transaction Agreement) and (ii) the number of Voting Securities Beneficially Owned by the Ares Parties, plus, without duplication, the number of Ares Additional Securities, in each case, calculated as of immediately following the Closing.

“Ares Percentage Interest” means, as of any date of determination, the percentage represented by the quotient of (i) the number of Voting Securities that are then-Beneficially Owned by Ares and their respective Affiliates (plus, without duplication, any Ares Additional Securities), divided by (ii) the sum of (x) the number of all then-issued and outstanding Voting Securities, plus (y) without duplication, any Ares Additional Securities.

“Ares Representative” has the meaning set forth in Section 1.3.

“Beneficially Own” means with respect to any securities, having “beneficial ownership” thereof for purposes of Rule 13d-3 of the Exchange Act, as determined without giving effect to the sixty (60)-day limitation on determining beneficial ownership contained in Rule 13d-3(d). Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.

“Board” has the meaning set forth in Section 1.1.

“Board Approval” means approval by a majority of the members of the Board.

“Board Designation Expiration Date” means the earlier of (i) the date on which the Ares Percentage Interest is less than 10% and (ii) the date on which this Agreement is validly terminated pursuant to Section 4.1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or the State of New York.

“Bylaws” means the Company’s bylaws, as amended from time to time.

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Certificate of Incorporation” means the Company’s certificate of incorporation, as amended from time to time.

“Change of Control Transaction” means the existence or occurrence of any of the following: (i) the sale, conveyance or disposition of all or substantially all of the assets of the Company and its subsidiaries in one transaction or a series of related transactions, (ii) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the then current stockholders of the Company fail to own, directly or indirectly, at least Majority Voting Power, or (iii) a transaction or series of transactions in which any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires Majority Voting Power (other than (A) a reincorporation or similar corporate transaction in which the Company’s stockholders own, immediately thereafter, interests in the new parent company in essentially the same percentage as they owned in the Company immediately prior to such transaction, or (B) a transaction described in clause (ii) (such as a triangular merger) in which the threshold in clause (ii) is not passed).

“Closing” has the meaning set forth in the Transaction Agreement.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Competitor” means (a) any Person listed on Exhibit B hereto and any Subsidiary of such Person or (b) any Person whose primary business is the engineering or construction business of construction land-based utility scale wind and solar facilities for independent power producers and utilities in the United States (which, for the avoidance of doubt, shall not include any private equity or other investment firm that Controls any such Person described or any such firm’s Affiliates, other than such Person).

“Company Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.

“Controlled Affiliate” means, with respect to each of the Ares Parties, the other Ares Party, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Ares Party, where such Control includes, directly or indirectly, either (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Election Meeting” has the meaning set forth in Section 1.1(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governance Committee” has the meaning set forth in Section 2.3.

“Governmental Entity” means any applicable nation, state, county, city, town, village, district or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), stock exchange, multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

“Group” means “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Law” means any applicable law, statute, code, ordinance, regulation, rule, rule of common law, order, judgment, decree, injunction or treaty of any Governmental Entity.

“Majority Voting Power” of the Company means a majority of the ordinary voting power in the election of directors of all the outstanding Voting Securities of the Company.

“Material Company Indebtedness” means any instrument of indebtedness relating to: (a) the Company or any of its Subsidiary’s principal credit facilities or principal notes indentures; or (b) any other instrument of indebtedness of the Company or any of its Subsidiaries involving indebtedness for borrowed money with an aggregate principal amount of at least $50 million.

“Nasdaq” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market, on which the Common Stock is listed.

“Permitted Transferee” means (i) any Affiliate of the Ares Party, (ii) any holder of equity interests in the Ares Party and each of such holders’ direct and indirect equity holders and (iii) any other Ares Party or any Affiliate thereof (provided, in each case, that in connection with any Transfer of Voting Securities to such Person, such Person executes a joinder to this Agreement to the extent required by, and in accordance, with Section 2.1(d)).

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Prepaid Warrant Agreement” has the meaning set forth in the Transaction Agreement.

“Public Offering” has the meaning set forth in the Recitals.

“Public Offering Shares” has the meaning set forth in Section 2.1(a).

“Register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a Registration Statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective Registration Statement on Form S-3.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Ares Parties, executed in accordance with the Transaction Agreement.

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act pursuant to the Registration Rights Agreement.

“Reporting Affiliate” means an Affiliate of an Ares Party that reports together as a Group with such Ares Party on such Ares Party’s Schedule 13D.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Information” has the meaning set forth in Section 1.1(b)(ii).

“Restricted Period” has the meaning set forth in Section 2.1(a).

“Rule 144,” means, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 203” has the meaning set forth in Section 2.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Subject Prepaid Warrants” has the meaning set forth in the Transaction Agreement.

“Subsidiary” means, with respect to any Person, another Person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (ii) more than fifty (50%) percent of the equity interests of which is owned directly or indirectly by such first Person.

“Sunset Date” means the earliest to occur of: (i) thirty months after the Closing Date, (ii) the date on which the Ares Percentage Interest is less than 10% (or such other applicable Ares Party Beneficially Owns less than 10%), (iii) the occurrence of a Change of Control Transaction or Board Approval or other recommendation or endorsement by the Board of any potential Change of Control Transaction, (iv) a material breach of this Agreement by the Company (including any removal of any Ares Representative from the Board in violation of this Agreement and any failure of the Company to include in any proxy statement the nomination of the Ares Representatives (other than a failure proximately caused by a material breach of this Agreement by Ares) that is not cured by the Company promptly and within 30 days after notice of such breach, (v) the announcement or commencement by any Person (other than the Ares Parties and their Affiliates) of a tender offer or exchange offer with respect to Voting Securities or any “solicitation” (as such term is used in the Exchange Act) of proxies or consents relating to the election of directors of the Company, (vi) (x) any “event of default” (or similar term, but excluding for the avoidance of doubt, a mere default (or similar term) for which an applicable grace period for cure in accordance with the express terms of such Material Company Indebtedness has not expired) under any Material Company Indebtedness or (y) a default (or similar term), breach or violation by the Company or any of its Subsidiaries with respect to the payment of principal or interest under any Material Company Indebtedness or (vii) any winding up, dissolution, liquidation or voluntary or involuntary bankruptcy filing of the Company or any of its Subsidiaries.

“Trading Market” means whichever of the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Agreement” means the Transaction Agreement, dated as of July 28, 2021, by and among the Company and the Ares Parties.

“Transfer” means any direct or indirect sale, assignment, disposition or other transfer (by operation of Law or otherwise), or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, disposition or other transfer (by operation of Law or otherwise), of the applicable Capital Stock. Notwithstanding anything to the contrary in this Agreement, a sale, transfer or other change in the ownership of any equity interests in a Person shall not be deemed to result in the Transfer of Capital Stock or any interest in Capital Stock held by such Person unless such sale, transfer or other change in ownership results in a change of Control of such Person.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of directors at any annual or special meeting of the Company’s stockholders.

3.2           Terms Generally. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles and Sections shall be deemed references to Articles and Sections of this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to “$” or “dollars” means United States dollars. The definitions given for terms in this Article III and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. References herein to any agreement or letter (including the Merger Agreement) shall be deemed references to such agreement or letter as it may be amended, restated or otherwise revised from time to time. If, and as often as, there is any change in the outstanding shares of Common Stock by reason of a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

Article IV
MISCELLANEOUS

4.1           Term. This Agreement is binding on the parties effective as of the Closing Date and, except as otherwise set forth herein, will continue in effect thereafter until the earlier of (a) the time when no shares of Common Stock are held by the Ares Parties and (b) its termination by the consent of all parties hereto or their respective successors in interest.

4.2           Representations and Warranties. Each party hereto hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) this Agreement has been duly and validly executed and delivered by such party and this Agreement constitutes a legal and binding obligation of such party, enforceable against the such party in accordance with its terms; (c) the execution, delivery and performance by such party of this Agreement and the consummation by such party of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any Law applicable to it, or (ii) conflict with, or result in a breach or default under, any term or condition of any material agreement or other instrument to which such party is a party or by which such party is bound, except for such violations, conflicts, breaches or defaults that would not, in the aggregate, materially affect such party’s ability to perform its obligations hereunder.

4.3           Legends; Securities Act Compliance.

(a)               A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each Ares Party agrees that all certificates, book-entry shares or other instruments representing the Shares (other than Public Offering Shares) will bear the following applicable legends substantially to the following effect (with the first legend applicable solely with respect to any unregistered shares of Common Stock):

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENTS FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT THAT THE SECURITIES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS THEREUNDER.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT WITH CERTAIN RESTRICTIONS ON TRANSFER, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY OR FROM THE HOLDER OF THIS CERTIFICATE. ANY ATTEMPTED TRANSFER OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN VIOLATION OF THE STOCKHOLDERS’ AGREEMENT SHALL BE NULL, VOID AND OF NO EFFECT.

(b)               Notwithstanding Section 4.3(a), at the request of the Ares Parties, (i) at such time as the restrictions described in the foregoing are no longer applicable to the Ares Parties and (ii) with respect to restrictions that refer to the Securities Act or other Laws, upon receipt by the Company of an opinion of counsel to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other Laws, as the case may be, the Company will promptly cause such legend to be removed from any certificate or book entry share for any Shares held by the Ares Parties.

4.4           No Inconsistent Agreements. The Company will not hereafter enter into any agreement with respect to its securities that violates or is inconsistent or conflicts with the rights granted to the Ares Parties in this Agreement.

4.5           Amendments, Waivers, Consents; etc.

(a)               Subject to Section 4.5(b), the provisions of this Agreement may be amended or waived only upon the prior written consent of (a) the Company and (b) Ares.

(b)               Notwithstanding anything to the contrary in Section 4.5(a), (i) any amendment or waiver that materially and disproportionately affects a Ares Party or group of Ares Parties shall require the consent of such Ares Party or Ares Parties, (ii) any amendment to or waiver under Section 2.1(a) that is adverse to the Ares Parties shall require approval of the Ares Parties holding all of the Shares still held by the Ares Parties or the Permitted Transferees thereof as of the time of such amendment or waiver, and (iii) any amendment to or waiver under this Section 4.5(b) shall require the approval that would have been required in respect of an amendment or waiver to the underlying provision to which such amendment or waiver of this Section 4.5(b) relates.

(c)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law. Any reference in this Agreement to the consent of Ares shall mean the consent of Ares in their sole discretion.

(d)               If any consent, approval or action of Ares or the Ares Parties is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the record holders of a majority of the Shares held of record by the Ares Parties at such time provide such consent, approval or action in writing at such time.

4.6           Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by merger, consolidation, operation of law or otherwise), without the prior written consent of the other party; provided, however, that the Ares Parties may assign its rights hereunder to any Affiliate of such Ares Party; provided that such Affiliate (x) has executed a customary joinder to this Agreement, in form and substance reasonably acceptable to the Company, in which such Affiliate agrees to be subject to the terms and conditions of this Agreement applicable to the Ares Party and (y) remains an Affiliate of the Ares Party for so long as Article I remains in effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 4.6 shall be void.

4.7           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.8           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

4.9           Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Transaction Agreement (including the documents and instruments referred to therein and the Definitive Documents (as defined in the Transaction Agreement)), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. For the avoidance of doubt, nothing contained in this Agreement shall limit any rights to indemnification available to any Ares Party or any other Person from the Company or any of its Subsidiaries pursuant to the Company Organizational Documents, the May 2019 ECA, the August 2019 ECA, the October 2019 ECA (each as defined in the Transaction Agreement) or any other Contract.

4.10         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice or conflict of law principles (whether of the state of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction. Each party hereto irrevocably submits to the jurisdiction of the Court of Chancery of the state of Delaware (or solely if such courts decline jurisdiction in any federal court located in the state of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereto hereby irrevocably waives, and agrees not to assert by way of motion, defense, counterclaim, or otherwise, the defense of an inconvenient forum to the maintenance of such Action. The parties hereto further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.14.

4.11         WAIVER OF JURY TRIAL. Each party hereto knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein. No party hereto shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon, or arising out of, this Agreement or any related instruments or the relationship between the parties hereto. No party hereto will seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. Each party hereto certifies that it has been induced to enter into this agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 4.11. No party hereto has in any way agreed with or represented to any other party that the provisions of this Section 4.11 will not be fully enforced in all instances.

4.12         Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as otherwise provided in Section 4.10, the parties shall be entitled to seek an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 4.10, in addition to any other remedy to which they are entitled at law or in equity.

4.13         No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns, all of whom shall be third-party beneficiaries of this Agreement.

4.14         Several Obligations. All obligations of the Ares Parties shall be several and not joint (or joint and several) and in no event shall an Ares Party have any liability or obligation with respect to the acts or omissions of the other Ares Party.

4.15         Notices. Any notice, demand or other communication required or permitted under this Agreement shall be in writing, and shall be deemed duly given: (a) on the date of delivery, if delivered personally to the intended recipient; (b) on the date receipt is acknowledged, if delivered by certified mail, return receipt requested; (c) one Business Day after being sent by overnight delivery via national courier service (providing proof of delivery); and (d) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and shall be directed to the address or e-mail set forth below (or at such other address or e-mail as such party shall designate by like notice):

(a)           If to the Company, to:

Infrastructure & Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attention: Erin Roth, Office of General Counsel
E-mail: erin.roth@iea.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Michael Kim

E-mail: Michael.kim@kirkland.com

and to

Sidley Austin LLP
1000 Louisiana, Suite 600
Houston, Texas 77002
Attention: David C. Buck
E-mail: dbuck@sidley.com

If to any Ares Party, to its address set forth on Schedule I with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Attention:	Kenneth Schneider
Michael Vogel
Email:	kschneider@paulweiss.com
mvogel@paulweiss.com

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

INFRASTRUCTURE & ENERGY ALTERNATIVES, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

ARES SPECIAL SITUATIONS FUND IV, L.P.

By: ASSF Operating Manager IV, L.P., its manager

By:
Name:
Title:

ASOF Holding I, L.P.

By: ASOF Investment Management LLC, its manager

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

Initial Company Directors

Ares Representatives

Matthew Underwood – Class III Director

If the Ares Member determine to include a second Ares Representative at Closing, Scott Graves – Class I Director

Other Directors

Class I Directors

Charles Garner*

Michael Della Rocca

Theodore Bunting, Jr.

Class II Directors

John Paul Roehm

Terrence Montgomery

John Eber

Class III Directors

Derek Glanvill

Laurene Bielski Mahon

* Nominee of M III Sponsor I LLC (“M III Sponsor”) pursuant to the Third Amended and Restated Investor Rights Agreement, dated as of January 23, 2020.

Exhibit B

Company Competitors

Construction Partners, Inc.

Dycom Industries, Inc.

Emcor Corporation

Granite Construction, Inc.

MasTec, Inc.

MYR Group, Inc.,

Primoris Services Corporation

Quanta Services, Inc.

Tetra Tech, Inc.

Willdan Group, Inc.

Schedule I

Ares Party	Notice Address
Ares Special Situations Fund IV, L.P.	c/o Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067 Attn: PE General Counsel, Scott Graves and Brad Friedman Email: PEGeneralCounsel@aresmgmt.com
ASOF Holdings I, L.P.	c/o Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067 Attn: PE General Counsel, Scott Graves and Brad Friedman Email: PEGeneralCounsel@aresmgmt.com